CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Rapid Micro Biosystems, Inc. of our report dated March 12, 2026 relating to the financial statements, which appears in Rapid Micro Biosystems, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ PricewaterhouseCoopers LLP
Boston, Massachusetts
March 12, 2026